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                                   EXHIBIT 12

                               Safety-Kleen Corp.
                       Ratio of Earnings to Fixed Charges
                                ($ in Thousands)
                                   (Unaudited)


                                                           Three Months Ended      Six Months Ended
                                                               February 28,          February 28,
                                                           -------------------    -------------------
                                                              1999       1998       1999       1998
                                                              ----       ----       ----       ----

Income from continuing operations before
  income taxes .........................................   $ 32,580   $  5,884    $ 79,672   $ 23,255
Add:
  Portion of rents representative of the interest factor      4,780      2,251      10,279      5,135
  Interest on indebtedness, including amortization of
    deferred financing charges .........................     44,445     14,350      89,705     29,489
                                                           --------   --------   --------   --------
Income as adjusted .....................................   $ 81,805   $ 22,485    $179,656   $ 57,879
                                                           ========   ========    ========   ========

Fixed charges:
  Portion of rents representative of the interest factor   $  4,780   $  2,251    $ 10,279   $  5,135
  Interest on indebtedness, including amortization of
    deferred financing charges .........................     44,445     14,350      89,705     29,489
                                                           --------   --------    --------   --------
Total fixed charges ....................................   $ 49,225   $ 16,601    $ 99,984   $ 34,624
                                                           ========   ========   ========   ========

Ratio of earnings to fixed charges .....................      1.66x      1.35x       1.80x      1.67x
                                                           ========   ========    ========   ========
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